EXHIBIT 14

PETER KIEWIT SONS’, INC.
CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors (“Board”) of Peter Kiewit Sons’, Inc. (the “Company”) has adopted this Code of Ethics for its Chief Executive Officer (“CEO”) and its Chief Financial Officer, Controller and other senior financial managers (collectively “Senior Financial Officers”) to promote (i) honest and ethical conduct; (ii) full, fair, accurate, timely and understandable financial disclosures; and (iii) compliance with all applicable laws, rules and regulations.

The CEO and each Senior Financial Officer shall:

• Perform his or her respective duties ethically and honestly.

• Avoid all actual or apparent conflicts of interest between personal and professional relationships.

• Discuss with the Audit Committee of the Board or the General Counsel of the Company, in advance, any situation that reasonably could be expected to give rise to a conflict of interest.

•

Provide full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or any other governmental agency, and in other public communications of the Company.

• Comply with all applicable laws, rules and regulations of federal, state and local governments, and other appropriate regulatory agencies.

• Comply with the Company’s policies and procedures.

• Embody and enforce this Code of Ethics.

• Promptly communicate any breach of this Code of Ethics to the Audit Committee of the Board or the General Counsel of the Company.

Violation of this Code of Ethics may result in disciplinary action, including termination.

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